Exhibit 99.1

FOR IMMEDIATE RELEASE

OncoMed Pharmaceuticals Reports

Second Quarter 2016 Financial Results

OncoMed Management to Host Conference Call/Webcast this Afternoon at 4:30 p.m. ET/1:30 p.m. PT

REDWOOD CITY, Calif., August 9, 2016 – OncoMed Pharmaceuticals, Inc. (Nasdaq:OMED), a clinical-stage company developing novel anti-cancer stem cell and immuno-oncology therapeutics, today reported second quarter financial results. As of June 30, 2016, cash, cash equivalents and short-term investments totaled $171.5 million.

“With seven OncoMed-discovered drugs in fourteen clinical trials, we enter the second half of this year following the presentation of encouraging data from across our pipeline at the AACR and ASCO annual meetings,” said Paul J. Hastings, Chairman and Chief Executive Officer. “In the next several months we expect to report additional Phase 1b data for vantictumab and ipafricept, our first-in-class Wnt inhibitors, as well as Phase 1 clinical data for our anti-DLL4/VEGF bispecific antibody and our first-in-class anti-RSPO3 antibody. As we approach the end of the year and enter into 2017, we look forward to significant milestones, including data from our PINNACLE and YOSEMITE randomized Phase 2 clinical trials, potential opt-ins totaling over $172 million in 2017 from our partnerships with GSK, Bayer and Celgene, and two IND filings for novel immuno-oncology agents.”

Development Program Highlights

•	Presented data on four clinical-stage programs at the American Society of Clinical Oncology (ASCO) 2016 Annual Meeting in June

•	Initial Phase 1b safety and efficacy data for the company’s Wnt pathway inhibitors in combination with standard of care, vantictumab (anti-Fzd, OMP-18R5) in breast cancer and ipafricept (Fzd8-Fc, OMP-54F28) in ovarian cancer

•	Updated Phase 1b survival data for demcizumab (anti-DLL4, OMP-21M18) in non-small cell lung cancer (NSCLC) and for tarextumab (anti-Notch2/3, OMP-59R5) in small cell lung cancer

•	Completed enrollment of the dose escalation cohorts in the Phase 1b trial of demcizumab plus pembrolizumab (Keytruda®)

•	Approximately ten patients each with second-line NSCLC, anti-PD1 refractory solid tumors or castrate-resistant prostate cancers are to be enrolled in the expansion cohorts

•	Presented data at the American Association for Cancer Research (AACR) 2016 Annual Meeting in April for GITRL-Fc, anti-RSPO3 (OMP-131R10), vantictumab and demcizumab

Upcoming Milestones

•	Enrollment of the Phase 2 PINNACLE and YOSEMITE clinical trials expected to complete in the third quarter

•	Topline results from the PINNACLE study of tarextumab in small cell lung cancer expected by year-end 2016 or early 2017

•	Topline results from the YOSEMITE study of demcizumab in pancreatic cancer in the first-half of 2017

OncoMed Reports Second Quarter 2016 Financial Results

•	Presentations of Phase 1 data at upcoming medical conferences

•	Initial clinical data from the ongoing Phase 1b trials of vantictumab and ipafricept in combination with standard of care for the treatment of pancreatic cancer have been accepted for presentation at the European Society for Medical Oncology (ESMO) 2016 Congress being held October 7-11, 2016

•	Present first in-human data from ongoing Phase 1 clinical trials of anti-RSPO3 and the anti-DLL4/VEGF bispecific (OMP-305B83) this fall pending abstract acceptance

•	File an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) before year-end for one of two immuno-oncology therapeutic candidates: IO#2, partnered with Celgene, or GITRL-Fc, a wholly owned asset

•	A second IND is expected to follow in the first half of 2017

Second Quarter 2016 Financial Results

Cash, cash equivalents and short-term investments totaled $171.5 million as of June 30, 2016, compared to $193.5 million as of March 31, 2016.

Revenues for the three months ended June 30, 2016 were $6.7 million, an increase of $2.0 million, compared to total revenue of $4.7 million for the three months ended June 30, 2015. This increase was primarily due to amortization of the $70.0 million safety milestone achieved in the fourth quarter of 2015.

Research and development (R&D) expenses were $29.7 million for the second quarter of 2016 compared with $22.0 million for the same period in 2015. Higher R&D expenditures during the second quarter 2016 were attributable to increased manufacturing and clinical costs for the Phase 2 demcizumab program, increased clinical costs for the Phase 1a/b anti-RSPO3 program, as well as IND-enabling manufacturing and toxicology costs for the IO#2 and GITRL-Fc programs.

General and administrative (G&A) expenses for the quarter ended June 30, 2016 were $4.8 million, compared to $4.3 million for the same period in 2015. Increased G&A costs during the second quarter 2016 were due to higher employee-related costs including stock-based compensation expenses.

Net loss for the second quarter 2016 was $27.7 million ($0.91 per share), compared to $21.6 million ($0.72 per share) for the same period of 2015. The change in net loss from the same quarter in 2015 was primarily due to an increase in research and development expenses.

Conference Call Today

OncoMed management will host a conference call today beginning at 4:30 p.m. ET/1:30 p.m. PT to review second quarter 2016 financial results and recent progress.

Analysts and investors can participate in the conference call by dialing 1-855-420-0692 (domestic) and 1-484-756-4194 (international) using the conference ID#60171582. A webcast of the conference call will be accessible through a link in the Investor Relations section of the OncoMed website: http://www.oncomed.com. An audio replay of the conference call can be accessed by dialing 1-855-859-2056 (domestic) or 1-404-537-3406 utilizing the conference ID number listed above. The web broadcast of the conference call will be available for replay through September 30, 2016 via the OncoMed website.

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals is a clinical-stage company focused on discovering and developing novel anti-cancer stem cell and immuno-oncology therapeutics. OncoMed has seven anti-cancer therapeutic candidates in clinical development, including demcizumab (anti-DLL4, OMP-21M18), tarextumab (anti-Notch2/3, OMP-59R5), brontictuzumab (anti-Notch1, OMP-52M51), anti-DLL4/VEGF bispecific antibody (OMP-305B83), vantictumab (anti-FZD7, OMP-18R5), ipafricept (FZD8-Fc, OMP-54F28), and anti-

OncoMed Reports Second Quarter 2016 Financial Results

RSPO3 (OMP-131R10), which each target key cancer stem cell signaling pathways including Notch, Wnt and R-spondin LGR. OncoMed is advancing its wholly owned GITRL-Fc candidate and an undisclosed immuno-oncology candidate (IO#2) toward clinical trials in the 2016-2017 timeframe. OncoMed has formed strategic alliances with Celgene Corporation, Bayer Pharma AG and GlaxoSmithKline (GSK).

Additional information can be found at the company’s website: www.oncomed.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including OncoMed’s expectations regarding the timing of when data from OncoMed’s clinical trials will be available and presented publicly; OncoMed’s ability to achieve significant future milestones, including potential opt-ins and payments by OncoMed’s partners, and the timing of such milestones; future enrollment in OncoMed’s clinical trials; and OncoMed’s ability to advance its GITRL-Fc candidate and IO#2 candidate toward clinical trials in 2016/2017, including filing the first IND application by the end of 2016 and the second IND application in the first half of 2017. Such forward-looking statements involve substantial risks and uncertainties that could cause OncoMed’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; OncoMed’s dependence on its collaboration partners, including Celgene, GSK and Bayer, for the funding of its partnered programs; OncoMed’s ability to raise additional capital to support the development of its unpartnered programs; OncoMed’s reliance on third parties to conduct certain preclinical studies and all of its clinical trials; OncoMed’s reliance on single source third-party contract manufacturing organizations to manufacture and supply its product candidates; OncoMed’s ability to discover, develop and commercialize additional product candidates; and OncoMed’s dependence on its Chairman and Chief Executive Officer, its Executive Vice President, Research and Development, its Chief Medical Officer and other key executives. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed’s business in general, see OncoMed’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 10, 2016, OncoMed’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2016, and OncoMed’s other periodic reports filed with the SEC.

Contact:

Michelle Corral

Senior Director, Investor Relations and Corporate Communications

OncoMed Pharmaceuticals

michelle.corral@oncomed.com

(650) 995-8373

OncoMed Reports Second Quarter 2016 Financial Results

ONCOMED PHARMACEUTICALS, INC.

Condensed Statements of Operations

(Unaudited)

(Amount in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Total revenue:	$6,665	$4,687	$13,015	$14,374

Operating expenses:
Research and development	29,708	22,045	58,106	41,478
General and administrative	4,773	4,277	9,971	9,071

Total operating expenses	34,481	26,322	68,077	50,549

Loss from operations	(27,816)	(21,635)	(55,062)	(36,175)
Interest and other income, net	129	27	166	49

Loss before income taxes	(27,687)	(21,608)	(54,896)	(36,126)
Income tax provision	4	12	6	23

Net loss	$(27,691)	$(21,620)	$(54,902)	$(36,149)

Net loss per common share, basic and diluted	$(0.91)	$(0.72)	$(1.81)	$(1.21)
Shares used to compute net loss per common share, basic and diluted	30,300,754	30,022,318	30,261,194	29,965,628

ONCOMED PHARMACEUTICALS, INC.

Condensed Balance Sheets

(Unaudited)

(Amount in thousands)

	June 30,	December 31,
	2016	2015
Cash, cash equivalents and short-term investments	$171,527	$157,279
Prepaid and other assets	10,366	80,608

Total assets	$181,893	$237,887

Deferred revenue	$190,458	$201,155
Other liabilities	34,974	33,181
Stockholders’ equity (deficit)	(43,539)	3,551

Total liabilities and stockholders’ equity (deficit)	$181,893	$237,887